Exhibit 5.1

November 21, 2013

SVB Financial Group
3003 Tasman Drive
Santa Clara, California 95054

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
At your request, we are rendering this opinion in connection with the proposed issuance of $15,000,000.00 in aggregate amount of deferred compensation obligations (the “Obligations”) of SVB Financial Group (the “Company”) pursuant to the SVB Financial Group Deferred Compensation Plan (the “Plan”).
We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
Based on such examination, we are of the opinion that the $15,000,000.00 of Obligations to be issued by the Company pursuant to the Plan are binding obligations of the Company, and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI